EXHIBIT 10.1

Execution Version

GROUND LEASE AGREEMENT

AMONG

MARINE LIFE VENTURES, LLC AND MC MARINE, LLC,

AS LESSORS

AND

ROTATE BLACK MS, LLC, AS LESSEE

GROUND LEASE AGREEMENT

THIS GROUND LEASE AGREEMENT (this “Lease”) is entered into by and among MARINE LIFE VENTURES, LLC, a Mississippi limited liability company (“Marine Life”), MC MARINE, LLC, a Mississippi limited liability company (“MC Marine”), (collectively the “Lessors”), and ROTATE BLACK MS, LLC, a Mississippi limited liability company (the “Lessee”) as of the Effective Date.

WITNESSETH:

WHEREAS, Lessors are the fee simple owners of the Leased Premises (as hereinafter defined);

WHEREAS, principal companies of the Lessors and Lessee entered into a letter of intent (“LOI”) dated March 9, 2010, to allow Lessee to perform due diligence in order to determine whether the Leased Premises is feasible for use by Lessee as a site for the operation of a legal gaming facility; and

WHEREAS, Lessee has determined that the Leased Premises is feasible for operation of a legal gaming facility, and Lessee desires to lease from Lessors, and Lessors desire to lease to Lessee the Leased Premises pursuant to the terms of this Lease;

NOW, THEREFORE, in consideration of the mutual promises, covenants and undertakings hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Description of Lease Property.  Lessors do hereby lease and let unto Lessee, and Lessee does hereby hire, take, and lease from Lessors, the following described parcels of real property, lying and being situated in the City of Gulfport, Harrison County, First Judicial District, Mississippi, with said properties being located adjacent to the Gulfport Harbor, and described as follows:

Parcel I—(“Marine Life Parcel”)

Property identified by tax parcel numbers 0811K-02-006.000 and 0811K-02-007.000 and more particularly described in Exhibit “A” attached hereto and made apart hereof

Parcel II—(“MC Marine Parcel”)

Property identified by tax parcel number 0811K-02-007.001 and more particularly described in Exhibit “B” attached hereto and made apart hereof together with all water rights, water frontage, riparian and/or littoral rights appurtenant, associated, or appertaining thereto (the Marine Life Parcel and MC Marine Parcel collectively are referred to as the “Leased Premises”).  For purposes of this Lease, Leased Premises shall include any and all Improvements now existing or hereafter constructed on the Leased Premises (collectively, the “Improvements”).  Nothing herein shall be deemed a conveyance of anything other than a leasehold in the Leased Premises.

Except to the extent otherwise stated in this Lease, it is the purpose and intent of the parties to treat both Marine Life Parcel and MC Marine Parcel as one unified parcel.  Notwithstanding treating both parcels as the unified Leased Premises, the Lessors’ percentage of the rental payments (whether such rental payments are Minimum Rent, Percentage Rent or otherwise) shall be as follows:

Marine Life	66%
MC Marine	34%
Total	100%

The above percentages shall be referred to as the “Lessors’ Percentages.”  Notwithstanding the foregoing, if Lessors deliver a written notice to Lessee signed by both Lessors which provides for a different allocation of the Lessors’ Percentages, then upon receipt of such notice, the Lessors’ Percentages shall be automatically amended for all purposes of this Lease.

2. Purpose and Quiet Enjoyment. This Lease shall be primarily for the purpose of carrying out legal gaming operations (hereinafter referred to as “Gaming Operations”) pursuant to the Mississippi Gaming Control Act, as codified in Mississippi Code Annotated § 75-76-1, et seq., its regulations, and any amendments thereto and other legislation and regulations applicable thereto (hereinafter referred to as “Gaming Control Act”), together with related activities as set forth herein.  Additionally, Lessee agrees to use commercially reasonable efforts to occupy the Leased Premises in a careful, safe and proper manner.  Lessee agrees that it will, at its sole expense, use the Leased Premises for only the purposes pursuant to this Lease herein and Lessee further agrees to use the Leased Premises substantially in accordance with all applicable laws, rules, orders, ordinances, directions, regulations, or requirements of any federal, state, county or municipal authorities.  Lessee agrees not to commit or allow to be committed any waste or nuisance or other act against public policy, deface or damage the Leased Premises in any manner.  Lessee shall have the right of quiet and peaceable possession of the Leased Premises as herein set forth.  In addition to any Gaming Operations, non-gaming structures, including, without limitation, hotels, restaurants, bars, parking garages, and entertainment facilities (collectively “Gaming Structures”) may be built on the Leased Premises for use by the Lessee and/or sale to third parties; provided, however, such uses and sales of the casino structures shall be subject to this Lease. Additionally, the Lessee may construct a marina with boat slips for lease and/or sale to third parties; provided, however, such leasing and sales of the marina facilities or boat slips shall be subject to this Lease.  Notwithstanding anything in this Lease to the contrary, Lessee shall be prohibited from constructing or developing condominiums on the Leased Premises without the express written consent of Lessors.

3. Acceptance of Title and Condition of Property.  The Lessee, during a due diligence period granted to it by the Lessors in the LOI, has examined the Leased Premises, the title thereto, all environmental matters, sub-surface conditions, the present uses, non-uses, and zoning thereof.  The Lessee accepts the Leased Premises in an “as-is where is” condition in which it is at the Effective Date hereof without any representation or warranty, express or implied, in fact or in law, by the Lessors, and without recourse to the Lessors, except where such conditions, whether they be title conditions, physical conditions or otherwise, have been intentionally concealed by the Lessors from the Lessee.

4. Rent.  This Lease shall consist of a Preliminary Term (defined below) and a Primary Term (defined below) as set forth in the remaining provisions of this paragraph 4.  All rent is to be paid without offset or deduction, except as expressly provided herein, and without notice or demand to the Lessors at their addresses provided in paragraph 27.

(a) Effective Date.  The effective date (the “Effective Date”) of this Lease shall be 12:00 a.m. on October 20, 2010.

(b) Preliminary Term.  Commencing on the Effective Date, there shall be a preliminary term (the “Preliminary Term”), and the Preliminary Term shall remain in force and effect until the earlier of: (i) 11:59 p.m. on the last day of the ninth (9th) month following the Effective Date; or (ii) the date Gaming Operations begin on the Leased Premises.  During the Preliminary Term, the rent paid by the Lessee to the Lessors shall be equal to Twenty Thousand Dollars ($20,000) per month (the “Preliminary Rent”), paid to the Lessors according to the Lessors’ Percentages.  Notwithstanding anything contained in this paragraph 4(b) to the contrary, the Preliminary Rent shall accrue and the Lessee shall be under no obligation to make any such payment of Preliminary Rent until the earlier of: (i) the date the Lessee commences any construction on the Leased Premises; or (ii) February 1, 2011.  Upon the earlier date reference in the aforementioned sentence, all accrued and unpaid Preliminary Rent shall be due and payable, with the remaining Preliminary Rent payable in monthly installments on the first (1st) day of each month hereafter throughout the remainder of the Preliminary Term as provided in this paragraph; provided, however, that if Lessee does not receive an approval to proceed with the development of a casino on the Leased Premises from the Mississippi Gaming Commission on or prior to March 1, 2011, then this Lease shall be immediately terminable with no obligations due from either party to each other with the exception of the amounts required to be paid pursuant to paragraph 37, which shall be prorated through the date of any termination.

(c) Primary Term. The primary term (the “Primary Term”) shall commence on the day immediately succeeding the expiration of the Preliminary Term until 11:59 p.m. October 19, 2109.  During the Primary Term of this Lease, the Lessee shall pay to the Lessor the greater of (i) the Minimum Rent as set forth in paragraph 4(c)(i) hereof, or (ii) the Percentage Rent as defined in paragraph 4(c)(ii) in the manner as provided in paragraph 4(d).  The rent payments set forth in this paragraph 4 and its various sub-paragraphs and subparts shall be subject to the provisions of paragraph 4(f).

(i) Minimum Rent.  For purposes of this Lease, the term “Minimum Rent” shall be as follows:

(1)  For the first (1st) six (6) months of the Primary Term, the Minimum Rent shall be equal to Fifty Thousand Dollars ($50,000) per month;

(2)  Beginning on the first (1st) day of the seventh (7th) month of the Primary Term, the Minimum Rent shall be Seventy Five Thousand Dollars ($75,000) per month until such time as sub-paragraph (3) immediately below is applicable; and

(3)  Beginning on the first (1st) day of the seventh (7th) month following the commencement of Gaming Operations at the Permanent Facility (as defined below), the Minimum Rent shall be One Hundred Ten Thousand Dollars ($110,000) per month adjusted annually as provided in the following provisions of this sub-paragraph (3).  Once the Minimum Rent has been increased to One Hundred Ten Thousand Dollars ($110,000) per month, then upon the first annual anniversary date of the Minimum Rent being increased to One Hundred Ten Thousand Dollars ($110,000), and on each annual anniversary date thereafter, the Minimum Rent shall be increased by the corresponding change in the CPI compared to the prior calendar year’s CPI in an amount not to exceed three percent (3%) per year, and such increase shall be automatic requiring no notice or calculation thereof.  As used herein, CPI means the consumer price index as published by the Bureau of Labor Statistics, U. S. Department of Labor, or if discontinued, the most comparable and similar index then in use.  The CPI for the immediate preceding calendar year and the CPI for the calendar year preceding that shall be used to determine if there has been an annual increase.  If there has been no increase, the rent shall not, under any circumstances, be decreased.  The index to be used herein shall be the “All Urban Consumers - South Urban - All Items” or the most comparable index then in use.  Such CPI increase shall be calculated and compounded.  For purposes of this Lease, the term “Permanent Facility” shall mean the land-based gaming and entertainment facilities developed subsequent to the Lessee’s initial Gaming Operations, which shall be conducted on a gaming vessel docked adjacent to the Leased Premises.  The CPI shall be calculated according to the following illustration:

CPI for current period	133.0
Less CPI for previous period	129.9
Equals index point change	3.1
Divided by previous period CPI	129.9
Equals	0.0239
Result multiplied by 100	0.0239 x 100
Equals percent change	2.39

(ii) Percentage Rent. After the commencement of Gaming Operations by Lessee, Lessee shall calculate the Lessors’ an annual percentage rent (the “Percentage Rent”) on a monthly basis, as set forth herein below:

(1)  The Percentage Rent shall be equal to four percent (4%) of the Gross Gaming Revenues, with such amount paid to the Lessors according to the Lessors’ Percentages.  For purposes of this Lease, the term “Gross Gaming Revenues” shall have the same meaning as gross gaming revenue for the purpose of reporting and payment of license fees under the Gaming Control Act and any applicable regulations, as amended. The Percentage Rent shall be subject to the terms of paragraph 4(f) hereof.

(2)   Percentage Rent Not Limited to Leased Premises.  The Percentage Rent (including the Percentage Rent under paragraph 4(h), if applicable) described by this Lease shall apply even though the Gaming Operations or other Improvements, including but not limited to Gaming Structures, may be located on the Development Property, or any property located within one thousand (1,000) feet of the Development Property or on any other property so long as the Development Property is in any way used by, required by or associated in any way with the Lessee’s gaming license and such total rent amount shall be paid to the Lessors according to the Lessors’ Percentages.  The Marine Life Parcel, the MC Marine Parcel and any property leased from the City of Gulfport or Gulfport Redevelopment Commission along with the other property described above as it may exist on the Effective Date or at any time thereafter is hereby defined as the “Development Property”) for all purposes of this Lease.  The Percentage Rent is of the essence of this Lease and so long as the Development Property is used in any way or leased in conjunction with Gaming Operations or related activities, such Percentage Rent shall apply, regardless of the particular use (or non-use) made of the Leased Premises.

(d)  Payment of Rent During Primary Term.

(i) Minimum Rent.  The Lessee shall make a payment equal to the amount of Minimum Rent on the first (1st) day of the Primary Term which shall be prorated for the number of days remaining in the first (1st) month of the Primary Term. Thereafter, the Lessee shall pay an amount equal to the Minimum Rent in monthly installments, in advance, on the first (1st) day of each and every month during the Primary Term.

(ii) Percentage Rent.  The Lessee shall pay an amount equal to the Percentage Rent less the amount paid for such month pursuant to clause (i) immediately above on or before the twentieth (20th) day of the next succeeding month.  Such payment of Minimum Rent shall be accompanied by a copy of the monthly revenue reports which must be submitted to the Mississippi Gaming Commission or the Mississippi Department of Revenue for purposes of calculating the licenses fees.  Lessee shall also provide to the Lessors copies of any and all financial statements, reports or audits required of Lessee by the Mississippi Gaming Commission or the Mississippi Department of Revenue pursuant to the Gaming Control Act within ten (10) days after the same are submitted to the Mississippi Gaming Commission.

(e) Adjustment of Rent Annually.  Within thirty (30) days of the last day of each calendar year hereunder it shall be determined, for the entire preceding calendar year, the amount of rent due for that year according to the terms hereof.  If the amount of rent paid by Lessee to the Lessors exceeds or is less than the rent provided for herein, then, in such event, there shall be an adjustment made and, if underpaid, the Lessee shall pay any difference to the Lessors within thirty (30) days of the end of such lease year and, if overpaid, the overpayment shall be taken as a credit in favor of the Lessee, and shall reduce the future rent owed by Lessee to the Lessors (whether such rent is Minimum Rent or Percentage Rent), until such overpayment is completely recouped.

(f) Cessation of Gaming Operations.  Should any Governmental Authority (defined below) having control over Gaming Operations, zoning or any other matter or issue affect the Gaming Operations, outlaw or deny gaming upon the Leased Premises, then the Lessee shall have the full option to terminate this Lease, which termination shall be effective on the fifth (5th) day following the date upon which the Gaming Operations are effectively outlawed or denied.

(g) Delinquent Rent Payments.  In addition to Lessors’ remedies for Lessee’s failure to timely pay rent described under paragraph 8(a), if any payment of Rent is not paid within fifteen (15) days after the due date, then such past-due payment will bear interest at the lesser of (i) the maximum non-usurious rate of interest or (ii) Prime Rate plus two percent (2%) per annum calculated from the fifteenth (15th) day after the due date until paid.  In addition to the late payment interest charge, a late charge of Five Thousand and No/100 Dollars ($5,000) shall be added to each Rent payment not paid within fifteen (15) days after the due date.  In no event shall such late payment interest charge and late payment charge (total of both) exceed the maximum allowed by the then current laws of the State of Mississippi and, in the event such charges (total of both) exceed such maximum allowed by the then current laws of the State of Mississippi, then the maximum late fee as allowed by the then current law of the State of Mississippi shall be due and payable.  The late payment interest charge and late payment charge are to compensate the Lessors for the additional costs incurred in collecting the Rent and/or for liquidated damages and are not a penalty.  The term “Prime Rate” means the prime rate reported (on the business day closest to the relevant day) by the Wall Street Journal, or its successors, in its Money Rates chart in the Money & Investing section (or such successor section).  If the Wall Street Journal, or its successor, is not longer published, then the prime rate reported by the largest (measured by assets) bank based in the United States will be the Prime Rate.  The parties agree the late payment interest charge and late payment charge do not create a Lender and Debtor relationship between the parties and do not constitute a finance charge.

(h) Percentage Rent for Unrelated Activities.  If the revenue generated by the Lessee’s Gaming Operations on the Development Property falls below fifty (50%) percent of all of the revenue sources generated by the Lessee on the Development Property on an annual basis, then the Lessee shall pay to Lessors a Percentage Rent equal to one and one-half percent (1½%) of the Gross Non-Gaming Revenue and four percent (4%) of the Gross Gaming Revenue, with such amount paid to the Lessors according to the Lessors’ Percentages.  For purposes of this Lease, the term “Gross Non-Gaming Revenue” shall mean the total revenues received from revenue generated by Lessee’s non-gaming activities on the Development Property (e.g., hotel, restaurant dining, bars, liquor services, etc.) for which it collects retail sales tax under the sales tax laws of the State of Mississippi.  If the State of Mississippi repeals the sales tax law, then Gross Non-Gaming Revenue shall be calculated in a manner that would reach an equivalent result if it were still enacted.

(i) Construction Required as Additional Rent.  As additional rent for this Lease, and subject to the default provisions of paragraph 8 hereof, Lessee shall be required to initially, and for fifty-four (54) months after the Effective Date, place and/or construct its Gaming Structures and Improvements (including the Permanent Facility) on the Leased Premises; provided, however, Lessee shall be entitled to construct parking facilities anywhere on the Development Property.  During the Preliminary Term, the obligation under this paragraph 4(i) shall mean the Improvements necessary to support and facilitate the operation of a gaming vessel having at least twenty thousand (20,000) square feet of gaming space.  Also, as additional rent hereunder and subject to the default provision of paragraph 8 hereof, Lessee shall be required to construct on the Leased Premises the Permanent Facility which shall consist of no less than a casino hotel having at least three hundred (300) rooms within fifty-four (54) months of the Effective Date of this Lease.  Furthermore, Lessee shall be required to place a minimum amount of Improvements physically located within the boundaries of the Leased Premises equal to or exceeding Fifty Million Dollars ($50,000,000) (valued at the time construction is completed) within such fifty-four (54) month period.  Notwithstanding the initial development of the Gaming Structures and Improvements on the Leased Premises as described in this paragraph 4(i), Lessee shall also have the right to develop the Development Property, provided that all of the Gaming Operations are initially, and for fifty-four (54) months after the Effective Date, located on the Leased Premises; and provided, further, that upon expiration of such fifty-four (54) month period, at least sixty percent (60%) of all Gaming Operations are located on the Leased Premises.  At least sixty percent (60%) of all Gaming Operations shall mean Gaming Operations producing at least sixty percent (60%) of Lessee’s Gross Gaming Revenue.

(j) Payment Upon Execution of Lease.  Within ten (10) days of the execution of this Lease, Lessee shall pay Ten Thousand Dollars ($10,000) to Lessors according to Lessors’ Percentages, which payment shall be non-refundable under any and all circumstances and may be immediately deposited and used by Lessors, and it shall not be applied toward any rent due under this Lease.

5. Gaming Provision.

(a)  If necessary and required by any federal, state, or local gaming licensing authorities, including, without limitation, the Mississippi Gaming Commission (or any successor thereto) (collectively “Governmental Authorities”) for the operation by Lessee of its Gaming Operations on the Development Property, Lessors, at the Lessee’s sole cost and expense, shall promptly apply for and use its best efforts to obtain the necessary and required gaming licenses or approvals.  Lessors and Lessee shall fully cooperate with the Governmental Authorities in connection with any approval or permit applications of the Lessors and/or Lessee, or otherwise, which shall include, without limitation, provision of such information, books and records as may be requested by the Governmental Authorities and compliance with all orders and requirements of the Governmental Authorities.

(b)  Lessors hereby acknowledge that Lessors and their Affiliates (as defined below) of Lessors may be required to be licensed or approved by certain Governmental Authorities in order to be eligible to receive payments pursuant to this Lease (collectively “Approvals”).  If at any time: (a) Lessors or any Affiliates of Lessors or any Person (as defined below) required by the appropriate Government Authority to be approved are denied an Approval, or does not apply for an Approval within any required time limit, or withdraws any application for an Approval; or (b) any Governmental Authority commences or threatens to commence any administrative proceeding or court action against Lessors or Affiliate of Lessors or any Person required by the appropriate Government Authority to be approved to terminate or deny any Approval of such Persons (all of the foregoing events described in (a) and (b) above are collectively referred to as a (“Denial”), the Lessors shall be afforded the right to cure the Denial in any manner approved by the Governmental Authority (any such action being collectively referred to as a “Cure”).  Lessors shall cause such Cure to become effective within thirty (30) days from the date of such Denial (or any other time prescribed by the applicable Governmental Authority) (the “Cure Period”).  If, after the Cure Period, a Cure approved by the Governmental Authority is not feasible or permitted, then Lessee shall have the right, in addition to all its other rights and remedies, to purchase the interest of the Lessor, Affiliate or Person who received the Denial as provided in this Lease.  Anything in this paragraph to the contrary notwithstanding, all Cures shall be effected as expeditiously as possible.  For purposes of this Lease, the term “Affiliate” shall mean, with respect to any Person (1) any Person directly or indirectly controlling, controlled by or under common control with such person or (2) any Person owning directly or indirectly fifty percent (50%) or more of the outstanding securities of such Person.  For purposes of this Lease, the term “Person” means any individual, partnership, corporation, limited liability company, trust, or other entity.

(c)  Lessors hereby grant to Lessee an option (the “Purchase Right”) to purchase the interest of the Lessor, Affiliate, or Person but only upon Lessors, Affiliate or Person receiving a Denial and being unable to cure such Denial as provided in paragraph 5(b).

(d)  Lessee may only exercise the Purchase Right following a Denial and the cure period specified in paragraph 5(b) by delivering written notice to Lessors, Affiliate or Person, as applicable, specifying a time and place at which the close of escrow (“Escrow”) shall occur, which date shall not be less than forty-five (45) days after the date of such notice.

(e)  The total purchase price for the interest being purchased (the “Purchase Price”) shall be an amount determined by dividing the Capitalization Rate (hereafter defined) into the average annual income stream realized by Lessors pursuant this Lease for the previous five (5) years of this Lease and thereafter applying the appropriate percentage of the interest being purchased.

(i)  The capitalization rate (the “Capitalization Rate”) to be used in the above formula shall be determined by using the following procedure.  Within fifteen (15) days of the event giving rise to this provision, the parties to the transaction shall jointly appoint a mutually acceptable qualified appraiser (“Qualified Appraiser”), who shall be a professional real estate appraiser with an MAI designation and who is qualified by experience and ability to appraise real estate on the Mississippi Gulf Coast, and in particular properties used in the gaming industry.  Such Qualified Appraiser shall determine the appropriate Capitalization Rate to be used in determining the value of the Leased Premises and his or her written opinion of the appropriate Capitalization Rate shall be conclusive and binding on the parties.  If the parties cannot agree on a mutually acceptable Qualified Appraiser, then each of the parties, at their own cost and expense, shall within fifteen (15) days following the expiration of the fifteen-day (15-day) period provided in the previous sentence, appoint a Qualified Appraiser to determine the appropriate Capitalization Rate.  If both Qualified Appraisers agree on the appropriate Capitalization Rate, their written opinions shall be conclusive and binding on the parties.  If only one of the parties appoints a Qualified Appraiser, that appraiser’s written opinion on the appropriate Capitalization Rate shall be conclusive and binding on the parties.  If two Qualified Appraisers are appointed and disagree on the appropriate Capitalization Rate, they shall appoint a third Qualified Appraiser mutually acceptable to them.  The fees and expenses of the third Qualified Appraiser shall be divided equally between the parties.  The third Qualified Appraiser shall not make an independent determination of the appropriate Capitalization Rate, but shall determine which of the opinions of the first two Qualified Appraisers is a more appropriate representation of the Capitalization Rate to be used to determine the value of the Leased Premises, and the Capitalization Rate so determined shall be conclusive and binding on all the parties.  Except otherwise specified in this Lease, the parties, in appointing Qualified Appraisers, and the Qualified Appraisers, in deciding the appropriate Capitalization Rate, shall act in accordance with the rules of the American Arbitration Association.

(ii)  If there is less than one (1) full year of income experience after Gaming Operations have commenced when this paragraph 5 is put into force and effect, then the Purchase Price shall be determined as provided in subparagraph (iii) below.  If there is not five (5) years of lease income experience when this paragraph 5 is put into force and effect, then the average annual income stream shall be determined by a projection of the income stream from the average annual income stream that has been paid for a number of years necessary to equal five (5) years.  In order to determine such projection, the previous year’s income shall be multiplied by one hundred five percent (105%) in order to determine the next year’s projected income.  This process shall continue until there are five (5) years of income, including actual and projected, to apply this paragraph.  For purposes of calculating the Purchase Price, the interest of the Lessor, Affiliate or Person who receives a Denial shall reflect the percentage ownership as it bears to the entire Leased Premises as follows:  Assuming that the average annual income stream for the entire Leased Premises is Five Million Dollars ($5,000,000), and the Lessors’ Percentages are equal to sixty-six percent (66%) for Marine Life and thirty-four percent (34%) for MC Marine.  Further, assume that the Capitalization Rate as defined above is nine and five tenths percent (9.5%), and that a Person owning five percent (5%) of MC Marine receives a Denial that cannot be Cured.

      = $52,631,578.95 x .017 = $894,000

05 × .34 (or MC Marine’s current percentage) = 1.7%

(iii)  Notwithstanding the foregoing, under no circumstance shall the Purchase Price calculated under this paragraph 5 be less than an amount determined by applying a square footage price of Two Hundred Dollars ($200) per square foot for the area of fastlands within the Leased Premises.  The area of square feet of the fastlands within the Leased Premises shall be determined by a certified land surveyor selected by the Lessors licensed in the State of Mississippi.  By way of example, and not by way of limitation, assume the same facts in the example described above in subparagraph (ii), and further assume that that the total area of fastlands within the Leased Premises is equal to two hundred twenty thousand two hundred forty-five (220,245) square feet.  The minimum Purchase Price of the entire Leased Premises would be Forty-Four Million Fifty Thousand Eight Hundred Dollars ($44,050,800) [220,254 × $200].  After applying the appropriate percentage of the Person who received the Denial (i.e., 1.7%), the minimum Purchase Price for the five percent (5%) owner of MC Marine would be equal to Seven Hundred Forty-Eight Thousand Eight Hundred Sixty-Four Dollars ($748,864) [$44,50,800 × 1.7%].  The Purchase Price as calculated hereby is for the purpose of this paragraph 5 only and for no other purpose whatsoever under any circumstances.

(f)  Upon exercise of the Purchase Right under this paragraph 5, the Lessor, Affiliate or Person who receives a Denial shall convey his, her, or its interest to Lessee at the close of Escrow by generally accepted conveyance or transfer, including a warranty bill of sale, subject only to matters existing upon the Effective Date and matters caused or incurred by Lessee.  Any indebtedness or encumbrance upon such interest shall be satisfied at the close of Escrow.

6. Environmental Matter and Indemnification.

(a) Environmental Laws.  The term “Environmental Laws” means and includes any and all present and future federal, state or local laws, statutes, ordinances, rules, regulations, orders, judgments, decrees, concessions, grants, franchises, agreements, codes, restrictions, or determinations of any governmental authority regulating, relating to or imposing liability or standards of conduct concerning, any environmental matters, as now or at any time hereafter in effect, including, without limitation, the National Environmental Policy Act, the Clean Water Act, the Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, and as may be further amended from time to time (“CERCLA”), the Federal Water Pollution Control Act, the Occupational Safety and Health Act of 1970, the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Hazardous Materials Transportation Act of 1975, the Safe Drinking Water Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, as amended by the Federal Environmental Pesticide Control Act of 1972 and by the Federal Pesticide Act of 1978, the Emergency Planning and Community Right-To-Know Act of 1986, the United States Environmental Protection Agency’s Technical Standards and Corrective Action Requirements for Owners and Operators of Underground Storage Tanks, 40 C.F.R. Part 280, The Atomic Energy Act of 1954, the Acid Precipitation Act of 1980, the Low-Level Radioactive Waste Policy Act, the Nuclear Waste Policy Act of 1982 and the Solid Waste Disposal Act and any so-called “Superfund” or “Superlien” law and any comparable or similar environmental laws (whether state or federal), together with all amendments in effect from time to time, and all rules and regulations promulgated from time to time, under or with respect to any or all of the foregoing laws.

(b) Hazardous Substances.  The term “Hazardous Substances” means, without limitation, any flammable substances, explosives, radon, radioactive materials, asbestos (and any substance containing asbestos), urea formaldehyde foam insulation, the group of organic compounds known as polychlorinated biphenyls, chemicals known to cause cancer or reproductive toxicity, pollutants, effluents, contaminants, emissions or related materials that, because of their quantity, concentration or physical, chemical or infectious characteristics, may cause or pose a present or potential hazard to human health or the environment when improperly used, treated, stored, disposed of, generated, manufactured, transported or otherwise handled, petroleum and petroleum-based products, including crude oil and any fraction thereof, natural gas or synthetic gas used for fuel, methane, hazardous materials, hazardous wastes, underground storage tanks or storage facilities and other substances or related materials defined as hazardous or toxic in, or otherwise included within the scope of, any Environmental Law.  Hazardous Substances shall not mean any existing concrete structures visible from the surface of the Leased Premises or able to be discovered just below the surface of the Leased Premises.

(c)Existing Environmental Issues.  As represented by Lessors in sub-paragraphs 7(a)(vii) and 7(a)(viii), Lessors do not have knowledge of any violation of Environmental Laws with regard to the Leased Premises as of the Effective Date.  Howe ver, should Lessee discover Hazardous Substances are located on the Leased Premises that existed on the Effective Date and that Remedial Actions are necessary to comply with the Environmental Laws, then Lessee shall undertake the actions necessary to comply with the Environmental Laws, including any clean-up, remediation, obtaining necessary permits, and such other actions necessary to comply with the Environmental Laws (collectively, “Remedial Actions”); provided, that, such costs are not reasonably estimated to exceed Ten Thousand Dollars ($10,000).  If such costs are reasonably estimated to exceed Ten Thousand Dollars ($10,000) as provided by a report from a reputable environmental engineer or environmental consulting firm, then Lessee shall immediately notify Lessors as provided herein.  Lessors shall have forty-five (45) days after receipt of notice to either:  (1) undertake at Lessors’ expense such necessary Remedial Actions, or (2) notify Lessee as provided herein that they elect not to undertake such necessary Remedial Actions.  In the event Lessors elect not to take such necessary Remedial Actions, then Lessee may either (1) elect to undertake such necessary Remedial Action at its sole expense, or (2) terminate this Lease by providing notice to Lessors as provided herein.

(d) Compliance with Environmental Laws After Effective Date.  Lessee shall keep, and shall cause all operators, managers, tenants, subtenants, licensees and occupants of the Leased Premises, anybody who comes onto the Leased Premises under Lessee’s authority or control and all agents, employees, contractors and subcontractors of Lessee to keep, the Leased Premises free of all Hazardous Substances, and Lessee shall not cause or permit the Leased Premises or any part thereof to be used for the storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substances, except as incidental and necessary to use the Leased Premises for the purposes stated herein, which in all events will be in compliance with all Environmental Laws.

(e) Indemnity for Environmental Claims.  Lessee agrees to indemnify, defend (with counsel satisfactory to the Lessors) and hold Lessors and its shareholders, members, managers, officers, employees, directors and agents harmless from any claims, judgments, damages, penalties, fines, expenses, liabilities or lawsuits arising during or after the term of this Lease out of or in anyway related to its use of the Leased Premises or for any leak, peril, release, discharge, emission or disposal of Hazardous Substances affecting the Leased Premises during the occupancy of the Leased Premises by the Lessee, unless such Hazardous Substances were present upon the Leased Premises prior to the Effective Date hereof.  If such Hazardous Substances were present upon the Leased Premises prior to the Effective Date, Lessors shall be solely responsible for any claims, judgments, damages, penalties, fines, expenses, liabilities, or lawsuits arising during or after the term of this Lease arising from any leak, spill, release, discharge, emission, or disposal of Hazardous Substances, except for the Ten Thousand Dollar ($10,000) threshold amount described above in sub-paragraph (c) of this paragraph 6.  It is the purpose of this sub-paragraph (e) is to indemnify and hold the Lessors harmless from any and all lawsuits, claims, losses, damages and actions arising as the result of Lessee’s activity upon the Leased Premises and to provide Lessors’ counsel at Lessors’ choosing and at Lessee’s expense in the event Lessors are joined in any lawsuit involving the Leased Premises, except if the same is the result of the fault or the negligence of Lessors or their predecessors.  Lessee’s obligation to indemnify Lessors pursuant to this sub-paragraph shall survive expiration or early termination of this Lease.

7. Representations and Warranties.

(a) Representations and Warranties of Lessors.  Lessors hereby represent to Lessee as follows:

(i)  Lessors believe they have good and marketable title to the Leased Premises, including all water rights, riparian rights and littoral rights, necessary for the use contemplated by Lessee, and full power and authority to enter into this Lease.  Excluded from such representation are the following: (i) Lessors do not represent that said property is free and clear of the claim of the Secretary of State or State of Mississippi (as sovereign or as trustee), due to the possible former status of the property as water bottoms; (ii) the Lessors do not represent that its riparian and/or littoral rights include the right to float a gaming vessel south or east of the property without the Lessee first obtaining permission and/or paying a fee or charge to the Secretary of State or other appropriate state agency.  Any such charge shall be the sole obligation and responsibility of the Lessee.

(ii)  Each of Lessors has full power and authority to enter into this Lease.

(iii)  The execution, delivery and performance of this Lease by the person executing the same on behalf of Lessors have been duly and validly authorized and this Lease constitutes the legal, valid and binding obligation of the Lessors enforceable in accordance with its terms.

(iv)  This Lease constitutes the legal, valid and binding obligation of the Lessors, enforceable in accordance with its terms.

(v)  Lessors are not aware of any adverse condition undisclosed to Lessee which would materially adversely affect Lessee’s use of the Leased Premises, except those set forth herein, and those discovered by Lessee during its due diligence period.

(vi)  Neither Lessors nor, to the best of the Lessors’ knowledge, any Affiliate of Lessors are unwilling to file all necessary applications to obtain whatever Approvals may be required of such Persons in connection with the Leased Premises.  Neither Lessors nor, to the best of the Lessors’ knowledge, any Affiliate of Lessors have ever engaged in any conduct or practices which any of the foregoing Persons should reasonably believe would cause such Person or entity to be denied any Approval and/or cause any of the buy-out triggering events described in paragraph 5.

(vii)  Lessors have not received any notice or other communication concerning any alleged violation of Environmental Laws or party notices or other communications concerning liability for Hazardous Materials in connection with the Leased Premises, and there exists no writ, injunction, decree, order or judgment outstanding, nor any lawsuit, claim, proceeding, citation or investigation, pending or threatened, relating to the ownership, use, maintenance or operation of the Leased Premises by any person, or to any alleged violation of any Environmental Law or to the suspected presence of Hazardous Materials thereon, nor, to the best of Lessors’ knowledge do there exist any basis for any such lawsuit, claim, proceeding, citation or investigation being instituted or filed.

(viii)  Except as provided herein, to the best of Lessors’ knowledge, there are no Hazardous Materials stored, deposited, or otherwise located in, on or under the Leased Premises nor has the Leased Premises ever been used as a landfill or waste disposal site, or used or occupied for the purpose of, or in any way involving, the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Material to, from or across the Leased Premises.

(b) Representations and Warranties of Lessee.  Lessee hereby represents and warrants to the Lessors as follows:

(i)  Lessee has full power and authority to enter into this Lease.

(ii)  The execution, delivery and performance of this Lease by the person executing the same on behalf of the Lessee have been duly and validly authorized and this Lease constitutes the legal, valid and binding obligation of Lessee enforceable in accordance with its terms.

(iii)  This Lease constitutes a legal, valid, and binding obligation of Lessee, enforceable in accordance with its terms.

(iv)  Lessee represents that it has performed its due diligence as set forth in paragraph 3 hereof and accepts the Leased Premises in the condition in which it now is without representation or warranty, all as set forth in paragraph 3 hereof.

8. Default.  Lessors may terminate this Lease after expiration of the following notices and cure periods:

(a)  If rent or delinquent rent payments as provided in Paragraph 4(g) are not paid within ninety (90) days after the written notice from the Lessors to Lessee and to any and all Leasehold Mortgagee(s) (if any);

(b)  If Lessee or any and all Leasehold Mortgagee(s) shall have failed to cure a default in the performance of any covenant or other material representation, warranty, obligation or duty of this Lease (except the payment of rent) within ninety (90) days after written notice thereof from Lessors to the Lessee and any and all Lessor Mortgagee(s);

(c)  If Lessee, after the commencement of Gaming Operations, through its own fault, shall cease to conduct Gaming Operations on the Leased Premises for a continuous period of one-hundred eighty (180) days, then Lessors shall have the option to declare this Lease terminated, except for where the cessation of Gaming Operations is caused by a natural disaster beyond the control of Lessee; or

(d)  For any other grounds providing for termination as may be otherwise expressly provided in this Lease.

In the event a bona fide dispute arises between the parties as to whether a default exists on the part of the Lessee, which dispute cannot be cured within the time periods provided above, then Lessee or any Leasehold Mortgagee(s) may post a bond or a letter of credit (satisfactory to a reasonable man in a similar transaction) in an amount adequate to assure that any such default is cured, and thereafter Lessee or such Leasehold Mortgagee(s) may have a reasonable time (not to exceed one-hundred eighty (180) days after notice of default) to cure any such default, during which time the obligation to pay rent shall continue according to the terms hereof.

9. Damage and Destruction.

(a) Notice.  In the event of any damage to or destruction of all or any part of the Leased Premises, Lessee will promptly give written notice thereof to Lessors, which notice shall generally describe the nature and extent of such damage or destruction.

(b) Restoration.  Except as provided in paragraph 9(d), (e) and (f), and, in the event of any damage to or destruction of all or any part of the Leased Premises and whether or not the insurance proceeds on account of such damage or destruction shall be sufficient for the purpose, Lessee shall promptly commence and shall thereafter diligently and continuously prosecute to completion the restoration, replacement or rebuilding of the Leased Premises as nearly as practicable to their value, architectural condition and character as existed immediately prior to such damage or destruction so as to permit resumption of the use of the Leased Premises for the permitted use(s) to as nearly the same degree as possible (pending completion of the work, such restoration, replacement or rebuilding, together with any temporary repairs and property protection, are herein collectively referred to as “Restoration”).

(c) Application of Proceeds.  Except as otherwise provided in this paragraph 9, insurance proceeds received on account of any damage to or destruction of the Leased Premises or any part thereof shall be paid to a third party insurance trustee to be agreed upon by the parties, for application to pay for the cost of Restoration (“Insurance Trustee”). In the event the parties cannot agree on an Insurance Trustee to receive and hold the funds from any such loss, either party may petition the Chancery Court of Harrison County, Mississippi, First Judicial District to appoint an Insurance Trustee.  The parties acknowledge that any FDIC insured banking institution is qualified to serve as the Insurance Trustee provided that said banking institution has no relationship to any party to this Lease.  To the extent any such proceeds shall be inadequate to pay such cost, it shall be Lessee’s sole cost and obligation to pay all additional costs of Restoration, unless Lessee exercises its right of termination as provided in paragraph 9(d) or (e).  Lessee shall provide written notice to Lessors of the availability of such funds.

(d) Damage Covered by Insurance.  If the Leased Premises shall be damaged by fire or other casualty which is covered by insurance required to be maintained by Lessee, Lessee shall commence Restoration within thirty (30) days after such insurance proceeds have been made available or no later than one hundred and eighty (180) days after the casualty and shall continue said repairs with due diligence to complete the Restoration; provided, however, if such damage is seventy percent (70%) or more of the Replacement Cost of the Leased Premises, Lessee shall have the option, exercisable by written notice to Lessors within sixty (60) days after the date of such casualty, to terminate this Lease effective as of the date provided below.  In such event, (i) if the Improvements are structurally sound following the casualty, then the term shall cease ten (10) days after Lessee has delivered a certification from the architect that the Improvements are structurally sound notwithstanding the casualty and Lessee has cleared all debris and materials from the Leased Premises and secured the Improvements against the weather or (ii) if the Improvements are not structurally sound following the casualty, then the term shall cease ten (10) days after Lessee has cleared all debris and materials from the Leased Premises and restored the parcel to a clear, clean, filled, compacted and graded surface (the obligations in (i) and (ii) of this sentence are collectively the (“Casualty Termination Work”).  In the event of such termination, any proceeds payable under any of Lessee’s policies for debris removal shall be applied to the cost of the Casualty Termination Work (or paid to Lessor if Lessee does not perform the Casualty Termination Work) and any other proceeds of Lessee’s policies shall be used to pay off Lessee’s permitted mortgagees and the balance shall be paid fifty percent (50%) to Lessors and fifty percent (50%) to Lessee.  If Lessee does not exercise such right to terminate or is required to complete the Restoration, all insurance proceeds shall be paid to the Trustee and shall thereafter be made available to Lessee as Restoration continues and such funds shall be disbursed by the Insurance Trustee, based upon the actual work satisfactorily completed by the Lessee (or its contractor), which work shall be certified by an architect licensed and bonded to conduct business in the State of Mississippi, and following Lessee’s execution of such documents required by the Insurance Trustee to evidence that all bills for Restoration have been paid and there are no outstanding materialman’s liens or bills which could create a lien against the property, and Lessee shall with due diligence proceed with the Restoration.  As used in this paragraph 9, the term “Replacement Cost” shall mean the replacement cost agreed to by Lessees and its insurer in the insurance policies required hereunder. In the event such policies do not contain a determination of replacement cost, then replacement cost shall be determined by other reasonable and appropriate means.

(e) Damage Near the End of the Term.  If, during the last ten (10) years of this Lease, the Leased Premises is damaged by fire or other casualty, the Restoration cost of which exceeds Forty Million Dollars ($40,000,000), Lessee and Lessors shall have the option, exercisable by written notice to the other within sixty (60) days after the date of such casualty to terminate this Lease effective as of the date of such casualty. In such event, Lessors shall be entitled to all the insurance proceeds except for any insurance proceeds insured separately by the Lessee which are attributable to the Lessee’s personalty and the amount actually expended by Lessee (at Lessors’ written request) for Casualty Termination Work (i.e., demolishing and removing all damaged Improvements and surrender the Leased Premises to Landlord in a clean condition, free of any and all debris).  If neither party elects to terminate this Lease, then Lessee shall with due diligence cause such Restoration and all insurance proceeds shall be made available to Lessee for such Restoration, as described in paragraph 9(d).

(f) Non Abatement of Rent.  The parties expressly acknowledge and agree that there will be no abatement of rent following any such casualty loss, and that any and all rent or other amounts due hereunder shall remain due and payable following any casualty loss and during any period of Restoration, without setoff, claim or demand.

10. Right of Refusal to Purchase Leased Premises.

(a) Offer to Purchase Leased Premises from Both Lessors.  Lessors hereby grant to Lessee a first right of first refusal to purchase the Leased Premises in the event that both Lessors shall desire to sell the Leased Premises as a whole, and both Lessors have received a single definitive bona fide offer to purchase the Leased Premises as a whole.  In such event, the Lessors’ shall notify Lessee in writing, which writing shall include an exact copy of such definitive offer, and Lessee shall thereafter have a thirty (30) day period of time within which to purchase the Leased Premises from the Lessors on the same terms and conditions and at the same price as set forth in such offer.  If the Lessee does not elect to exercise its right of first refusal within such thirty (30) day period or notifies the Lessors in writing that it will not exercise such right of first refusal, then Lessors may proceed to sell the Leased Premises pursuant to such bona fide offer under the same terms and conditions as those provided to the Lessee.

(b) Offer to Purchase Leased Premises from a Single Lessor.  Each Lessor hereby grants to Lessee a second right of first refusal to purchase its Parcel of the Leased Premises in the event that a single Lessor shall desire to sell its Parcel of Leased Premises, and such Lessor has received a definitive bona fide offer to purchase such Lessor’s Parcel of the Leased Premises.  In such event, the Lessor desiring to sell shall first notify the other Lessor hereof or their successors and/or assigns in writing, which writing shall include an exact copy of such definitive offer, and such other Lessor shall have a thirty (30) day period of time within which to purchase the selling Lessor’s Parcel of the Leased Premises from the selling Lessor on the same terms and conditions and at the same prices as set forth in said offer.  If the Lessors have a written agreement as to such right of first refusal it shall supersede this paragraph, except that if the non-selling Lessor refuses to purchase pursuant thereto, the balance of this paragraph shall apply.  In the event such non-selling Lessor does not exercise its right of first refusal within such thirty (30) day period or such non-selling Lessor notifies the selling Lessor in writing that it will not exercise its right of first refusal, then the selling Lessor shall notify the Lessee in writing, which writing shall include an exact copy of such definitive offer, and Lessee shall thereafter have a thirty (30) day period of time within which to purchase the selling Lessor’s Parcel of the Leased Premises from the selling Lessor on the same terms and conditions and at the same price as set forth in such offer.  If the Lessee does not elect to exercise its right of first refusal within such thirty (30) day period or notifies the selling Lessor in writing that it will not exercise such right of first refusal, then the selling Lessor may proceed to sell selling Lessor’s Parcel pursuant to such bona fide offer under the same terms and conditions as those provided to the Lessee.

(c) Rights of Refusal Shall Apply to Transfers of One Hundred Percent of Lessors.  The provisions of this paragraph 10 shall be applicable to a transaction or to a series of related transactions the purpose of which is circumvent the Lessee’s rights of first refusal provided in paragraph 10(a) and (b), but only if one hundred percent (100%) of the effective ownership of the entire Leased Premises (or one hundred percent (100%) of the effective ownership interest of a single Lessor’s entire Parcel) is transferred.

(d) Limitations of Applicability.  This paragraph 10 shall not prohibit any transfer among the owners of a Lessor or any respective Lessor entity in which less than one hundred percent (100%) of the effective ownership of the entire Leased Premises (or one hundred percent (100%) of the effective ownership interest of a single Lessor’s entire Parcel) is transferred.  Furthermore, this paragraph 10 shall not be applicable to any reorganization of a Lessor or a reorganization of an Affiliate of a Lessor.  The provisions of this paragraph 10 shall not prohibit the liquidation of a Lessor and distribution to the owners of the Lessor or an Affiliate of such Lessor.  This paragraph 10 shall not apply to a sale from one Lessor to the other Lessor.  This paragraph 10 shall not prohibit any transfer of ownership interests within the respective Lessor entities or their Affiliates or to or from any Persons owning an interest in Lessors or an Affiliate of a Lessor unless such transfer would result in a transfer of one hundred percent (100%) of the effective ownership of the entire Leased Premises (or one hundred percent (100%) of the effective ownership interest of a single Lessor’s entire Parcel).  In addition to the foregoing, no provision of this Lease shall restrict or otherwise have any effect on a buy-sell agreement among the respective Lessor entities or their Affiliates or any Persons owning an interest in Lessors, a Lessor entity or an Affiliate of a Lessor.

11. Right to Convey, Assign, or Sublet.  Lessee may, without Lessors’ consent, convey, sublease, and/or assign its rights, but not its obligations, hereunder, and Lessee may sublease a part or parts of the Leased Premises for such uses as gift shops, restaurants, hotels, marinas or similar use or concession; provided, however, that any conveyance, assignment and/or sublease shall be subject to this Lease, and neither Lessee nor any of its successors, assigns, or sublessees shall create any lien or encumbrance on Lessors’ fee simple title to the Leased Premises.  Lessee shall notify the Lessors, as provided in paragraph 11 hereof, within five (5) days thereafter, of any conveyance, sublease or assignments of rights hereunder.  Lessee shall only be relieved of its obligations hereunder by written release of same from Lessors.  Notwithstanding anything in this Lease to the contrary, no conveyance, sublease, assignment, or Mortgage created by or through the Lessee shall in any way impair the Lessors’ fee ownership interest in the Leased Premises, and any Person taking an interest in the Leased Premises by or through the Lessee shall at all times be subject to and bound by all terms and provisions of this Lease.

12. Lessee’s Requirements to Carry Certain Insurance and Lessee’s Indemnification.  Commencing with the Primary Term, Lessee will cause to be carried, and pay the premiums, for the insurance required in this paragraph 12.  Lessee’s insurance shall be issued by an insurance company of recognized standing, authorized to do business in the State of Mississippi with a Best’s Insurance Guide with a minimum rating of (or equivalent to) A+.  Upon the request of Lessors, Lessee shall periodically provide Lessors with certificates of insurance evidencing compliance with the requirements of this paragraph 12.  Lessee’s insurance shall include a waiver of subrogation favoring Lessors regarding the Leased Premises and shall provide or cause its insurer to provide Lessors at least thirty (30) days in advance of any termination, reduction or other material change in Lessee’s coverage on the following policies.

(a) Premises Insurance.  A cause of loss special form (all risks) policy insuring the Leased Premises and all Improvements thereon in an amount not less than one hundred percent (100%) of the full replacement value of the Leased Premises as evidenced by “Replacement Costs” or “Restoration” endorsements thereto.  The term “Full Replacement Value” as used herein means actual replacement value without deduction for physical depreciation, as determined upon the request of Lessors, at the expense of Lessee, by appraisals at intervals not more frequently than may be required in order for the company issuing such insurance to provide the required “Replacement Cost” or “Restoration” endorsements.  Any property insurance policy issued pursuant to the forgoing shall name the Lessors as additional insureds on said policy.  Such coverage will provide coverage for debris removal.

(b) Liability Insurance.  A combined single limit policy of commercial general public liability insurance for bodily injury, property damage and personal injury liability of not less than Five Million Dollars ($5,000,000) per occurrence and Five Million Dollars ($5,000,000) in the aggregate.  The insurance required by this subsection shall be maintained for coverage for events occurring during the period of this Lease without regard to when the claim is asserted.  Lessors will be named as additional insureds on said policy.

(c) Business Interruption Insurance.  Lessee shall maintain business interruption insurance (“Business Interruption Insurance”) sufficient to cover any Rent and all other amounts due under this Lease for a period of six (6) months commencing with the date of loss.

(d) Other Insurance.  Lessee shall also carry such other insurance as it may deem prudent or advisable or which is otherwise required by law or customary under the circumstances, including but not limited to, workers’ compensation insurance.

(e) Waiver of Subrogation.  Lessee waives any claims that it may have against Lessors on account of any loss or damage occasioned by Lessee, arising from any and all risk covered or required to be covered by the insurance required to be carried under the terms of this Lease, EVEN IF SUCH LOSS OR DAMAGE IS CAUSED BY THE NEGLIGENCE OF THE LESSORS AND EVEN IF THE LESSORS WOULD OTHERWISE BE STRICTLY LIABLE FOR SUCH LOSS OR DAMAGE UNDER APPLICABLE LAW.  Lessee agrees to immediately give its insurance company written notification of the terms of the waiver contained in this paragraph 12(e) and to have its insurance policies properly endorsed, if necessary, to prevent the invalidation of insurance coverage by reason of this waiver.

13. Indemnification.  Lessee hereby expressly agrees to indemnify and hold Lessors harmless, or cause Lessors to be indemnified and held harmless, from and against all liabilities, obligations, damages, penalties, claims, causes of action, costs, charges and expenses, including attorney’s fees and costs (collectively “Losses”), which may be imposed upon or incurred by or asserted against Lessors by reason of the following:

(i)  Any construction, alterations, renovations, additions, maintenance or repairs or other work or thing done in or on the Leased Premises or any part thereof;

(ii)  Any use, non-use, possession, occupation, alteration, repair, condition, operation, maintenance or management of the Leased Premises or any part thereof or of any street, alley, sidewalk, curb, vault, passageway or space comprising a part of or adjacent to the Leased Premises or any part thereof;

(iii)  Any accident, injury (including death at any time resulting therefrom) or damage to any Person or property occurring in or on the Leased Premises or any part thereof;

(iv)  Any failure on the part of Lessee to perform or comply with any requirements or with any of the covenants, agreements, terms or conditions contained in this Lease on its part to be performed or complied with;

(v)  Any lien or claim which may have arisen out of any act of Lessee or any agent, contractor, subcontractor, servant or employee or Lessee against or on the Leased Premises, or any lien or claim created or permitted to be created by Lessee in with respect to the Leased Premises, or against any assets of any of the Lessors under the laws of the State of Mississippi or of any other governmental authority or any liability which may be asserted against any of the Lessors with respect thereto;

(vi)  Any failure on the part of Lessee to keep, observe and perform any of the terms, covenants, agreements, provisions, conditions or limitations contained in any contract for construction of Improvements at the Premises or in connection with any subleases, on Lessee’s part to be kept, observed or performed; or

(vii)  Any and all construction, alterations, renovations, additions, or repairs to the Leased Premises the condition of any improvement or any part thereof.

Lessee agrees to indemnify Lessors for any such Losses except such matters caused by or resulting from Lessors’ willful or intentional misconduct.  Lessee’s obligation to indemnify Lessors pursuant to this paragraph 12 shall survive expiration or earlier termination of this Lease.  In case any action or proceeding is brought against Lessor by reason of any such occurrence, Lessee, upon Lessors’ request and at Lessee’s expense, will resist and defend such action or proceeding, or cause the same to be resisted and defended either by legal counsel designated by Lessee or, where such occurrence is covered by liability insurance, by legal counsel designated by the insurer if so required by such insurer.

14. Lessee Will Obtain Gaming License. Lessee (and/or its principals, as the case may be) will, at its sole cost and expense, and to the best of its ability proceed to obtain any and all governmental licenses, requirements, or approvals which may be necessary under any applicable laws or regulations or rules for the legal operation of a gaming facility on the Leased Premises, and Lessors will co-operate with Lessee to the best of its ability toward accomplishment of the same without cost or expense to the Lessors.  No later than one hundred twenty (120) days after certification by the appropriate Governmental Authorities that the site is zoned for Gaming Operations, Lessee shall submit application for site plan and development plan approval to the Mississippi Gaming Commission and shall diligently proceed to do all things necessary to procure said approvals and a gaming license.

15. Lessee’s Right to Enter Into Possession of the Leased Premises. Lessee shall have the right to enter upon and take full possession of the Leased Premises immediately upon the Effective Date.

16. Ad Valorem Taxes and Other Charges. Upon the Effective Date, the Lessee shall become liable for the payment of all ad valorem taxes and/or special assessments against the Leased Premises and upon Improvements, Gaming Structures, Permanent Facility and any personal property used thereon.  Ad valorem taxes for the initial year shall be prorated and assumed by the Lessee.  Upon that year’s taxes becoming due and payable, Lessee shall pay its pro rata share and the Lessors shall contribute its pro rata share upon Lessee giving it five (5) days notice of the amount.  In addition, Lessee shall pay on or before the due date, and before any fine, penalty, interest or costs may be added thereto:

(a)  All taxes, license fees, assessments, levies, tidelands lease payments, water and sewer rents and charges, and all other governmental charges, general and special, ordinary and extraordinary, foreseen and unforeseen, whether or not now customary or within the contemplation of Lessors and Lessee, which are at any time during the duration of this Lease, imposed or levied upon, reasonably attributable to, or assessed against (i) the Leased Premises, (ii) this Lease or the leasehold estate hereby created, (iii) the operation, possession or use of the Leased Premises, (iv) the cost or value of any equipment, furniture, fixtures and other personal property located in or upon the Premises, or the cost or value of any leasehold Improvements made in or to the Leased Premises by or for Lessee, whether such Improvements are owned by the Lessors or Lessee, and (v) the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Lessee of the Premises or any portion thereof;

(b)  All sales, value added, ad valorem, use and similar taxes at any time levied, assessed or payable on account of the acquisition, ownership, leasing, operation, possession or use of the Leased Premises; and

(c)  All charges of utilities, communications and similar services serving the Leased Premises.

17. Lessee’s Right to Mortgage.  Lessee is given and has the absolute right, without the Lessors’ consent, to mortgage its interest in this Lease, or to pledge, sale-leaseback, or otherwise assign this Lease as security for financing, provided that no such mortgage, pledge, sale-leaseback, and/or assignment shall extend to or affect the fee or the reversionary interest of the Lessors.  Herein any mortgage, pledge, sale-leaseback, and/or assignment for security shall be referred to as a “Mortgage,” and the holder thereof shall be referred to as “Leasehold Mortgagee.”

(a)  No Mortgage of this Lease shall be binding upon the Lessors in the enforcement of its rights under this Lease, nor shall the Lessors be deemed to have any notice thereof, unless and until a fully conformed copy of each instrument pertaining to such Mortgage shall have been delivered to Lessors by the method provided in paragraph 27.

(b)  If the holder of any such Mortgage shall give the Lessors, before any default shall have occurred in this Lease, a written notice as required in paragraph 27, containing the name and post office address of such Leasehold Mortgagee, Lessors shall thereafter give to each such Leasehold Mortgagee a copy of each notice of default by the Lessee, or demand made on the Lessee pursuant to this Lease, at the same time as such notice of default or demand shall be given by Lessors to Lessee.

(c)  Lessors will accept performance by the Leasehold Mortgagee of any such Mortgage of any term of this Lease required to be performed by Lessee, with the same force and effect as though performed by Lessee.

(d)  Lessee shall have the right, without Lessors’ consent, to assign income or percentages of gaming revenue for the purposes of obtaining financing, and the Leasehold Mortgagees thereof shall have the same right, duties, and obligations as a Leasehold Mortgagee of Mortgages, pledges, or assignments have in the preceding and remaining portions of this paragraph 17; provided, that, no such assignment shall in any way vitiate the obligation of Lessee to pay any and all rent or other amounts due hereunder.

(e)  Lessors, within fourteen (14) days after a request in writing by Lessee, shall furnish a written statement, duly acknowledged, that this Lease is in full force and effect and that there is no default hereunder by Lessee, or if there is a default such statement shall specify the default which Lessors claim to exist.

(f)  If, after Lessors are notified of the Leasehold Mortgagee of any Mortgage, then Lessors will not accept any surrender or enter into any modifications of this Lease without the additional written consent of said Leasehold Mortgagee.

(g)  In the event a Leasehold Mortgagee shall be entitled to become the owner of this Lease by foreclosure, by assignment in lieu of foreclosure, or otherwise, such Leasehold Mortgagee shall, within a reasonable time, deliver to Lessors an assumption agreement executed in recordable form, pursuant to which such Leasehold Mortgagee assumes the performance of all of the terms, covenants, and conditions of this Lease as Lessee.

18. Lessors’ Cooperation with Lessee and Lessee’s Lender Regarding Financing.  Anything in this Lease notwithstanding, Lessors hereby acknowledge that Lessee will seek financing for the casino, hotel, and other developments on the Leased Premises.  Lessors hereby acknowledge that lender(s) of the Lessee may require that certain terms of this Lease be modified as a condition of providing the financing.  Lessors hereby agree and covenant that it will negotiate in good faith any proposed changes that may be requested by such lender(s).

19. Uses of the Property. The Lessee may use the Leased Premises for Gaming Operations and/or any other use not prohibited by the laws of the United States of America, the State of Mississippi, or ordinances or regulations of the City of Gulfport, Mississippi.

20. Construction, Improvements, Alterations and Maintenance.

(a) Aesthetics.  Lessee shall, in the required construction, maintenance, and operation of Gaming Operations upon the Leased Premises, construct, operate, and maintain such property and Improvements, including a vessel to be used for dockside gaming so as to be pleasing and attractive aesthetically.

(b) Improvements and Gaming Structures.  Any and all construction, alterations, renovations, additions, or repairs to the Leased Premises, including but not limited to, any Improvements, Gaming Structures and any Permanent Facility constructed after the Effective Date shall be made at the sole cost and expense of Lessee, including any and all costs and expenses regarding or in any way relating to the Improvements.  Lessors’ consent to any Improvements shall not be required; however, in advance of commencing any improvement to the Leased Premises, Lessee shall submit to Lessors complete and appropriate plans, drawings and specifications regarding such Improvements which Lessee desires for the Leased Premises.  Promptly after completion of any Improvements, Lessee shall furnish to Lessors final as-built plans.  The parties agree that any and all Improvements to the Leased Premises shall not reduce any rents due under this Lease.  Further, any and all Improvements constructed by Lessee or on behalf of through Lessee shall be the property of Lessee or any successor in interest (“Owner”) and shall, until they become the property of Lessors at the expiration or earlier termination of the Primary Term as herein specifically provided, be subject to the assessment for ad valorem taxes in the name of the Owner.

(c) Lessee Fixtures and Equipment.  Lessee may remove any furniture, trade fixture and fixed equipment purchased or acquired by Lessee and installed in or on the Leased Premises, the cost of which removal shall be paid by Lessee.  Lessee shall fully repair all material damage occasioned by the removal of any such fixtures or equipment and shall leave the Leased Premises in good condition, reasonable wear and tear excluded.  The foregoing notwithstanding, all personal property of Lessee remaining on or within the Leased Premises more than ninety (90) days beyond the termination of the Lease, whether by lapse of time or otherwise, shall be deemed abandoned by Lessee and may be removed and sold or disposed of by Lessors.  Any reasonable costs and damages actually incurred by the Lessors caused or made necessary by reason of removal or disposal of abandoned property shall be paid by Lessee within thirty (30) days of receipt of invoice from Lessors.

(d) Liens for Improvements.  Within five (5) days after the commencement of any Improvements, Lessee shall post and keep posted until completion of such work, in a conspicuous place, and shall personally serve upon all contractors or subcontractors performing such work, any required or permitted notice advising them that Lessors’ interests in the Leased Premises shall not be subject to any lien for such work.  If any lien is filed against all or any part of the Leased Premises for work claimed to have been done for, or materials claimed to have been furnished to, Lessee or its agents, servants, contractors, subcontractors, employees or independent contractors, Lessee, at its sole cost and expenses, shall cause such lien to be discharged within twenty (20) days after receipt of notice that such lien has been filed, by payment thereof or by filling a bond or a letter of credit sufficient to discharge the lien.

(e) Maintenance.  Throughout the term of the Lease, Lessee agrees to maintain and keep the Leased Premises and any Improvements in good order, condition and repair, ordinary wear, and damage by fire or other casualty excepted. All damage or injury to the Leased Premises caused by Lessee, or carelessness, omission, neglect or improper conduct of Lessee, its agents, employees, patients, guests, invitees, contractors, subcontractors, or licensees shall be repaired, restored or replaced promptly by Lessee at its sole costs and expense.

21. Condemnation.  In the event the whole or a substantial part of the Leased Premises is condemned by eminent domain or otherwise acquired by a public agency, or other agency having the right of eminent domain, the Lease shall terminate upon the date that such agency takes possession of the Leased Premises, and the parties hereto shall share in the settlement or award, as the case may be, according to the provisions of the then current Mississippi law.  If less than the whole is taken in such proceedings, and the Leased Premises is still susceptible for use as a legal gaming site, this Lease shall not be terminated and a reduced Minimum Rent shall be negotiated, but the Percentage Rent shall remain the same.  In such instance any recovery shall first apply to restore the Leased Premises to be used as a legal gaming site and any balance shall be distributed according to then existing Mississippi law.

22. Surrender of Premises.  Lessee shall surrender the subject premises to Lessors at the expiration or earlier termination of this Lease in good order and condition, reasonable wear and tear accepted.  Upon the expiration or earlier termination of this Lease, fee simple title to the Leased Premises, including without limitation, all Improvements or Gaming Structures shall vest in Lessors free and clear of any liens and encumbrances of any type other than those created by Lessors without any obligation by Lessors to pay any compensation to Lessee or any other person or entity.  To this end, Lessee agrees to execute and deliver a limited warranty deed for any Improvements, Gaming Structures and Permanent Facility then located on the Leased Premises promptly upon the request of the Lessors for no additional consideration.  Further, at the expiration or earlier termination of this Lease, Lessee shall execute, acknowledge and deliver to Lessors, within fifteen (15) days after written demand from Lessors to Lessee, any document in a form reasonably requested by Lessors quitclaiming any right, title or interest in the Leased Premises to Lessors, or other document required by any reputable title company to resolve the cloud of this Lease from the Leased Premises.  Lastly, prior to the last day of the Primary Term, or upon any earlier termination of this Lease, Lessee shall deliver to Lessors, to the extent in Lessee’s possession, Lessee’s executed counterparts of all space leases/subleases and all service and maintenance records for the Leased Premises, all original licenses and permits then pertaining to the Leased Premises, permanent or temporary certificates of occupancy then in effect for the Improvements, and all warranties and guarantees then in effect which Lessee has received in connection with any work or services performed in, on or under the Leased Premises.

23. Recognition of Waterfront Status.  The parties hereto recognize that the Leased Premises is waterfront property, and, as such, enjoys common law and statutory riparian/littoral rights; and, that such rights are indivisible property rights contributing to the use, desirability and value of the Leased Premises.  The Lessee is granted such use of such riparian/littoral rights as are necessary for the operations of its gaming vessel, however, the Lessee convenants to honor, protect and preserve the waterfront nature of the property and its attendant riparian/littoral rights and to nurture and preserve the same so as not to diminish the nature and quality of such rights and the value of the waterfront nature of the Leased Premises.  Except as necessary to dock and serve its casino vessel, the Lessee convenants to maintain the shoreline and keep the property and its shoreline from eroding, relicting or avulting so that the present shoreline is faithfully maintained and preserved.  The Lessee convenants to maintain the property so that the waterfront nature thereof will be enjoyed by the Lessee’s guests and invitees and to maintain the waterfront nature of the property and easy access thereto and enjoyment thereof.  There will be no construction along the waterfront that interferes with the view or waterfront nature of the Leased Premises so that upon the return of the Leased Premises to the Lessors at the end of the Primary Term, or as otherwise herein provided, the property will be returned as waterfront property with all riparian/littoral rights fully intact and available for unrestricted enjoyment and use by the balance of the property.

24. Forum, Attorneys’ Fees, and Specific Performance.  The parties agree that in the event of necessity of enforcement of this Lease or for any and all claims regarding or relating to this Lease, any resulting litigation shall be irrevocable and exclusively conducted in the state courts of the First Judicial District of Harrison County, Mississippi, or the United States District Court for the Southern District of Mississippi and shall be governed by Mississippi law (without regard to Mississippi’s conflict of law principles).  Any bankruptcy proceedings which might be filed by Lessee or Lessors shall be filed in the Southern District of Mississippi Federal Bankruptcy Court.  In the event of any litigation for enforcement of this Lease, the prevailing party shall be reimbursed all reasonable costs and expenses of litigation, including attorneys’ fees by the unsuccessful party.  In addition to the remedies provided herein both parties shall, at their option, have the remedy of specific performance.

25. Unenforceable Provision Shall Not Invalidate the Whole. Any provision of this Lease which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.  To the extent permitted by applicable law, Lessee and Lessors hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

26. Amendment Provision. No terms or provisions of this Lease may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which the enforcement of the change, waiver, discharge, or termination is sought.

27. Notices. All notices required under this Lease shall be given to:

The Lessors:

MARINE LIFE VENTURES, LLC
Post Office Box 4078
Gulfport, Mississippi 39502
Phone:  (228) 669-6007
Fax:  (228) 822-2317

With Mandatory Copy to:

Roland F. Samson, III, Esq.
Samson & Powers, PLLC
1300 25th Avenue, Suite 130 (39501)
Post Office Box 1417
Gulfport, Mississippi 39502
Phone:  (228) 822-1109
Fax:  (228) 822-2317

MC MARINE, LLC
1285 Spring Street
Gulfport, Mississippi 39507
Phone:  (228) 896-9008
Fax:  (228) 896-9917

With Mandatory Copy to:

Virgil G. Gillespie, Esq.
The Gillespie Law Firm
2213 15th Street
Post Office Box 850
Phone:  (228) 864-4520
Fax:  (228) 864-8464

The Lessee:

ROTATE BLACK MS, LLC
2510 14th Street, Suite 1125 (39501)
Post Office Box 160
Gulfport, MS 39501
Phone: (228) 424-7424
Fax: (228) 822-8535

With Mandatory Copy to:

J. William Williams, Esq.
Watkins Ludlam Winter & Stennis, PA
2510 14th Street, Suite 1125 (39501)
Post Office Box 160
Gulfport, MS 39501
Phone: (228) 864-3094
Fax: (228) 822-8535

Or such other places as may be designated by the parties in writing from time to time.  All notices to be given hereunder shall be given by United States Certified Mail, postage prepaid, with the date of the receipt on the envelope to be conclusively taken and treated as the date of the receipt by the person to whom notice is given provided that said envelope is properly addressed and postage properly prepaid.

28. Lessors or Lessee Approvals. All approvals and permissions which are required by Lessors pursuant to the terms of this Lease will not be unreasonably withheld by Lessors or by Lessee.

29. Parties Shall Co-Operate and Act in Good Faith With Each Other.  Lessee and Lessors both agree that both parties shall at all times act in good faith in the implementation of all aspects of this Lease.  Lessors also agree to advise and/or assist Lessee in any permit applications, and to assist Lessee in all zoning and/or permit applications, even to the extent of being the named applicant therein.

30. Recording Memorandum.  This Lease shall not be recorded, but rather a short form memorandum will be recorded which shall set forth the parties, the description of the property, the length of the respective terms, which memorandum shall advise interested parties to contact the parties hereto for further information.

31. Parties Are Not Partners or Joint Ventures. The parties hereto have not created and do not intend to create by this Lease a joint venture or partnership relationship between them.

32. Parties Agree to Execute Additional Necessary Documents and Papers. The parties hereto agree to execute all additional or necessary papers or documents which may be necessary to carry out the intent and purpose of this Lease.

33. Holding Over.  If Lessor allows Lessee to continue to occupy the Leased Premises after the expiration of the Primary Term, without any express agreement as to such occupancy, then such holding over shall be considered a month-to-month tenancy subject to all terms and conditions of this Lease, as long as Lessee continues to pay Two Hundred Percent (200%) of all Minimum Rent and Percentage Rent as provided in this Lease.  However, none of the terms in this paragraph 33 shall be considered an assurance to Lessee that it may continue occupancy of the Leased Premises after expiration of the Primary Term, or an extension of the Primary Term by Lessors on any basis, nor as a waiver of any of Lessors’ rights to terminate this Lease and re-enter the Leased Premises.

34. Lessors’ Access to Leased Premises.  Lessors and their representatives shall have the right to enter the Leased Premises at all reasonable times to inspect the same as long as Lessor is accompanied by a Lessee representative and provides Lessee with at least twenty-four (24) hours prior notice, except in the case of an emergency when only notice reasonably under the circumstances shall be required, and notice has been sent to Lessee to make repairs which have not been made after expiration of any application cure period, to make repairs and to maintain the Leased Premises.

35. Mortgages Subordinate to Lease.  Any Mortgage given after this date by Lessors shall be subject to and subordinate to the rights of Lessee hereunder.  Any such mortgage executed by Lessors will contain a provision requiring that the holder of the indebtedness secured by such mortgage mail to Lessee, as required by Paragraph 27, a copy of each notice of breach of covenant, default, or foreclosure given by such holder (or any trustee) to the Lessors.  This requirement shall be self-operative and no further act by Lessee shall be required.  Lessors shall deliver to Lessee a copy of any mortgage, renewal, extension, modification, or consolidation within ten (10) days of the execution thereof.  In the event Lessors shall at any time fail to pay any installment of principal or interest or other sum under any mortgage now or hereafter placed on the Leased Premises and to which this Lease shall be subordinate, Lessee may make such payment and deduct the amount thereof, with interest thereof from the date of payment, from the next succeeding installment of rent which shall become due and payable hereunder.

36. Real Estate Commission. The only real estate commission payable hereunder shall be that commission incurred by the Lessors in favor of Sawyer Commercial Real Estate, LLC, as evidenced by that separate agreement by and between Lessors and Sawyer Commercial

Real Estate, LLC, providing that Sawyer Commercial Real Estate, LLC receives a commission equal to five (5%) of gross rent received by Lessors, and such commission shall be the sole obligation of Lessors.  In the event of any sale of the Leased Premises by Lessors, said commission shall apply.  Notwithstanding the foregoing, in the event of a conflict in this paragraph 36 and such separate commission agreement among Lessors and Sawyer Commercial Real Estate, LLC, such separate commission agreement shall govern.  Each party shall indemnify the other parties for any demand made for real estate commission incurred contrary to the above statement.

37. Triple Net Lease. This Lease shall always be interpreted as a triple net lease in favor of the Lessors, it being understood that in addition to the payment of rent (or any other financial obligation) as provided in this Lease, Lessee shall, upon the Effective Date, be responsible for all construction, maintenance, taxes, tidelands lease payments, insurance, fees, and any and all other costs and expenses incurred as a result of the Lessee’s use or occupancy of the Leased Premises or any other matter assessed against the Leased Premises and any Improvements thereon.  Lessors shall suffer no tax, expense or cost of any nature whatsoever.

38. Force Majeure.  In case by reason of force majeure either party hereto shall be rendered unable wholly or in part to carry out its obligations under this Lease, then except as otherwise expressly provided in this Lease, if such party shall give notice and full particulars of such force majeure in writing to the other party within a reasonable time after occurrence of the event or cause relied on, the obligations of the party giving such notice, so far as they are affected by such force majeure, shall be suspended during the continuance of the inability then claimed which shall include a reasonable time for the removal of the effect thereof, but for no longer period, and such party shall endeavor to remove or overcome such inability with all reasonable dispatch. The term “force majeure,” as employed herein, shall mean acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, orders of any kind of the Government of the United States or of any state or any civil or military authority, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, hurricanes, storms, floods, washouts, droughts, arrest, restraining of government and people, civil disturbances, explosions, partial or entire failure of utilities, shortages of labor, material, supplies or transportation, or any other similar or different cause not reasonably within the control of the party claiming such inability.  It is understood and agreed that the settlement of existing or impending strikes, lockouts, or other industrial disturbances shall be entirely within the discretion of the party having the difficulty and that the above requirements that any force majeure shall be reasonably beyond the control of the party and shall be remedied with all reasonable dispatch shall be deemed to be fulfilled even though such existing or impending strikes, lockouts, and other industrial disturbances may not be settled but could have been settled by acceding to the demands of the opposing person or persons.

39. Integration.  This Lease embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings, if any, among and between the parties relating to the subject matter hereof.

40. Terminology.  All personal pronouns used in this Lease, whether used in the masculine, feminine, or neuter gender, shall include all other genders; and the singular shall include the plural, and vice versa.  The headings are for convenience only and neither limit nor amplify the provisions of this Lease itself.

41. Amendment.  This Lease may be amended, modified or supplemented only by an agreement in writing signed by all the parties.  No other written or oral agreement, understanding, instrument or writing other than this Lease or any amendment hereto shall constitute part of this Lease.

42. Waivers.  The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Lease shall not prevent a subsequent act, which would have originally constitute a violation, from having the effect of an original violation.

43. Rights and Remedies Cumulative.  The rights and remedies provided by this Lease are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to seek any or all other remedies.  Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

44. Heirs, Successors and Assigns.  Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and assigns.

45. Counterparts.  This Lease may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

46. Vacation of 23rd Avenue.  Lessee and Lessors both agree that both parties shall assist each other in good faith to negotiate with the City of Gulfport and undertake any such action as commercially reasonable to cause the City of Gulfport to vacate or transfer ownership in that portion of 23rd Avenue that is contiguous or adjacent to the Leased Premises so that the title to such portion of 23rd Avenue is vested in the Lessors.  The parties hereby recognize that the City of Gulfport recently placed a significant amount of utilities for electrical power, water and sewer under that portion of 23rd Avenue, and, therefore, any vacation or conveyance of such property will be subject to a utility easement for the benefit of the City of Gulfport.  Furthermore, the parties recognize that 23rd Avenue also serves as secondary access for ingress and egress to and from the U.S. Coast Guard facility that is located contiguous and adjacent to a portion of the Leased Premises, and that any vacation or conveyance from the City of Gulfport will be contingent upon finding another suitable secondary access to and from the U.S. Coast Guard facility.  Notwithstanding the foregoing, when and if any property is vested in the Lessors pursuant to the foregoing, such property shall automatically become part of the Leased Premises without any further action of the parties.

47. Collateral Assignment of Gulfport Redevelopment Commission Lease to Lessors.  In addition to this Lease, Lessee intends to enter into a long-term ground lease with the Gulfport Redevelopment Commission (the “GRC Lease”) for approximately four and five tenths (4.5) acres of real property contiguous and adjacent to the Leased Premises.  Any property leased by the Lessee pursuant to the GRC Lease shall automatically comprise part of the Development Property.  As additional security for this Lease, Lessee shall collaterally assign its interest in the GRC Lease to the Lessors, and Lessee shall take any and all commercially reasonable actions to accomplish the forgoing to the extent permitted by the terms of GRC Lease, including, without limitation, obtaining the consent of the Gulfport Redevelopment Commission to such collateral assignment.  Notwithstanding the foregoing, the collateral assignment made pursuant to this paragraph 47 shall be subordinate to any assignment for the benefit of any Leasehold Mortgagee, and Lessors shall upon request execute any document reasonably requested by a Leasehold Mortgagee to evidence that the Lessors’ interest in such collateral assignment of the GRC Lease is subordinate to the Leasehold Mortgagee’s rights in the GRC Lease.

[Signatures on following page]

LESSORS:

MARINE LIFE VENTURES, LLC, a Mississippi limited liability company

By:	Marine Life Incorporated, its sole member

	By:	/s/ David C. Lion
	Name:	David C. Lion
	Title:	President

MC MARINE, LLC, a Mississippi limited liability company

By:	/s/ Sherman Muths, Jr.
Name:	Sherman Muths, Jr.
Title:	Manager

LESSEE:

ROTATE BLACK MS, LLC, a Mississippi limited liability company

By:	/s/ Jake Vanderlei
Name:	Jake Vanderlei
Title:	President

Exhibit “A”

Legal Description of Parcel I—Marine Life Parcel

Parcel A

A parcel of land situated and being located in Fractional Section 9, Township 8 South, Range 11 West, City of Gulfport, First Judicial District of Harrison County, Mississippi and being more particularly described as follows, to wit:

Commencing at the Northeast corner of Section 9, Township 8 South, Range 11 West; thence run South 00 degrees 00 minutes 00 seconds East 2469.95 feet; thence run North 90 degrees 00 minutes 00 seconds West 1622.46 feet to a point on the southerly margin of 23rd Avenue and the Point of Beginning of the parcel herein described; thence run from said Point of Beginning, South 20 degrees 52 minutes 52 seconds East 173.97 feet; thence run North 68 degrees 45 minutes 14 seconds East 106.61 feet; thence run South 21 degrees 09 minutes 06 seconds East 65.35 feet; thence run North 70 degrees 17 minutes 59 seconds East 169.37 feet; thence run North 64 degrees 14 minutes 03 seconds East 122.79 feet to a point on a bulkhead; thence run the following courses and distances along said bulkhead; North 59 degrees 48 minutes 01 seconds East 9.45 feet; North 46 degrees 26 minutes 53 seconds East 20.02 feet; North 28 degrees 22 minutes 15 seconds East 25.18 feet; North 10 degrees 29 minutes 23 seconds West 50.31 feet; North 65 degrees 01 minutes 39 seconds West 30.23 feet; South 58 degrees 34 minutes 25 seconds West 4.12 feet; North 65 degrees 10 minutes 37 seconds West 19.85 feet; North 82 degrees 49 minutes 15 seconds West 20.11 feet; South 87 degrees 38 minutes 51 seconds West 48.37 feet; North 02 degrees 18 minutes 49 seconds East 52.44 feet; North 02 degrees 24 minutes 44 seconds West 16.03 feet; North 01 degrees 32 minutes 24 seconds East 34.26 feet; North 59 degrees 18 minutes 05 seconds West 3.60 feet; thence leaving the aforementioned bulkhead and run South 68 degrees 53 minutes 22 seconds West 389.26 feet along the southerly margin of 23rd Avenue to the Point of Beginning.  Containing 90,315 square feet or 2.07 acres.

And:

A parcel of land situated and being located in Fractional Section 9, Township 8 South, Range 11 West, City of Gulfport, First Judicial District of Harrison County, Mississippi and being more particularly described as follows, to-wit:

Commencing at the Northeast corner of Section 9, Township 8 South, Range 11 West; thence run South 00 degrees 00 minutes 00 seconds East 2330.17 feet; thence run North 90 degrees 00 minutes 00 seconds West 1260.46 feet to a point on a bulkhead and the Point of Beginning of the parcel herein described; thence run from said Point of Beginning, North 89 degrees 54 minutes 53 seconds East 160.00 feet; thence run South 00 degrees 23 minutes 13 seconds East 203.69 feet; thence run South 70 degrees 17 minutes 59 seconds West 190.10 feet; thence run North 64 degrees 14 minutes 03 seconds East 122.79 feet to a point on a bulkhead; thence run the following courses and distances along said bulkhead; North 59 degrees 48 minutes 01 seconds East 9.45 feet; North 46 degrees 26 minutes 53 seconds East 20.02 feet; North 28 degrees 22 minutes 15 seconds East 25.18 feet; North 10 degrees 29 minutes 23 seconds West 50.31 feet; North 65 degrees 01 minutes 39 seconds West 30.23 feet; South 58 degrees 34 minutes 25 seconds West 4.12 feet; North 65 degrees 10 minutes 37 seconds West 19.85 feet; North 82 degrees 49 minutes 15 seconds West 20.11 feet; South 87 degrees 38 minutes 51 seconds West 48.37 feet; North 02 degrees 18 minutes 49 seconds East 52.44 feet; North 02 degrees 24 minutes 44 seconds West 16.03 feet; North 01 degrees 32 minutes 24 seconds East 34.26 feet; North 59 degrees 18 minutes 05 seconds West 3.60 feet to the Point of Beginning.  Containing 22,386 square feet or 0.51 acre.

A-1

Parcel B

Commence at the Northeast corner of Section 9, Township 8 South, Range 11 West, Harrison County, Mississippi, and thence run South 00 degrees 00 minutes East a distance of 2,324.25 feet to a point; and thence run North 90 degrees 00 minutes West a distance of 1,372.44 feet to the POINT OF BEGINNING; and from said point of beginning, thence run North 00 degrees 00 minutes East a distance of 136.37 feet to a point; and thence run South 68 degrees 53 minutes 22 seconds West a distance of 457.06 feet to a point; and thence run South 32 degrees 59 minutes 26 seconds East a distance of 130 feet to a point; and thence run North 68 degrees 53 minutes 22 seconds East a distance of 381.18 feet to the point of beginning of the parcel hereby described; said parcel contains 1.227 acres, more or less, as indicated by James R. Clark, Miss. Registered Land surveyor #1653.

Plus any property acquired by Marine Life as a result of a conveyance, vacation, or abandonment of Twenty-Third Avenue.

A-2

Exhibit “B”

Legal Description of Parcel II—MC Marine Parcel

That certain parcel of land situated and being in the City of Gulfport, Section 9, T8S, R11W, 1st. Judicial District, Harrison County, MS, described more particularly as follows:

Commencing at the Northeast corner of Section 9, T8S, R11W, 1st Judicial District, Harrison Co., MS; thence S 0° East, a distance of 2469.95 ft. to a point;
thence N 90° W a distance of 1622.46 ft. to the POINT OF BEGINNING;
thence S 68° 53’ 22” W a distance of 98.65 ft. to a point;
thence S 33° 11’ 56” E a distance of 447.55 ft. to a point;
thence N 68° 49’ 34” E a distance of 102.61 ft. to a point;
thence N 51° 09’ 36” E a distance of 116.01 ft. to a point;
thence N 55° 31’ 44” E a distance of 38.91 ft. to a point;
thence N 17° 41’ 38” W a distance of 49.9 ft. to a point;
thence N 6° 57’ 37” W a distance of 103.63 ft to a point;
thence S 70° 22’ 45” W a distance of 169.37 ft. to a point;
thence N 20° 54’ 19” W a distance of 65.35 ft. to a point;
thence S 68° 45’ 55” W a distance of 106.83 ft. to a point;
thence N 20° 52’ 52” W a distance of 173.80 ft. to the point of beginning.
Said parcel contains 1.756 acres, more or less.

AND:

That certain parcel of land situated and being in the City of Gulfport, Section 9 T8S, R11W, 1st. Judicial District, Harrison County, Ms., described more particularly as follows:

B-1

Commencing at the Northeast corner of Section 9, T8S, R11W, 1st. Judicial District, Harrison County., MS; thence S 0° E, a distance of 2469.95 ft. to a point;

thence N 90° W a distance of 1622.46 ft. to a point;
thence S 20° 52’ 52” E a distance of 173.80 ft. to a point;
thence N 68° 45’ 55” E a distance of 106.83 ft. to a point;
thence S 20° 54’ 19” E a distance of 65.35 ft. to a point;
thence N 70° 22’ 45” E a distance of 169.37 ft. to the POINT OF BEGINNING;
thence N 70° 22’ 45” E a distance of 160.93 ft. to a point;
thence S 17° 43’ 20” E a distance of 164.27 ft. to a point;
thence S 32° 40’ 22” W a distance of 230.23 ft to a point;
thence N 18° 52’ 22” W a distance of 73.68 ft. to a point;
thence N 55° 31’ 44” E a distance of 38.91 ft. to a point;
thence N 17° 41’ 38” W a distance of 49.9 ft. to a point;
thence N 6° 57’ 37” W a distance of 103.63 ft. to the point of beginning.
Said parcel contains 0.84 acres, more or less.

Plus any property acquired by MC Marine as a result of a conveyance, vacation or abandonment of Twenty-Third Avenue.

B-2